EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Form S-4 Registration Statement of Flexible Solutions International, Inc. of our report dated March 31, 2018 with respect to the consolidated financial statements of the Company for the years ended December 31, 2017 and 2016 filed with the Securities and Exchange Commission.

Chartered Accountants

Meyers Norris Penny LLP

Burnaby, BC, Canada

August 21 , 2018